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                                                                    Exhibit 15.1



January 31, 2001

The Gap, Inc.
One Harrison Street
San Francisco, California 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. for the periods ended October 28, 2000 and October 30, 1999, for the periods ended July 29, 2000 and July 31, 1999, and for the periods ended April 29, 2000 and May 1, 1999, as indicated in our reports dated November 8, 2000, August 9, 2000, and May 22, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended October 28, 2000, July 29, 2000, and April 29, 2000, are being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California